Exhibit 99

      DESCRIPTION OF REYNOLDS METALS COMPANY CAPITAL STOCK

     The Company is authorized by its Restated Certificate of Incorporation to issue a total of 221,000,000 shares of capital stock, consisting of (i) 200,000,000 shares of common stock, without par value (the "Common Stock"), (ii) 20,000,000 shares of preferred stock, without par value (the "Preferred Stock"), and
(iii) 1,000,000 shares of second preferred stock, $100 par value (the "Second Preferred Stock"). Shares of Preferred Stock and Second Preferred Stock are issuable in one or more series, each with such designations, preferences, rights, qualifications, limitations and restrictions as the Board of Directors of the Company may determine in resolutions providing for their issuance.

     As of April 30, 1998, there were issued, outstanding and entitled to vote 72,003,415 shares of Common Stock. No shares of Preferred Stock or Second Preferred Stock are currently outstanding, although the Board of Directors has adopted resolutions authorizing the issuance of up to 2,000,000 shares of a Series A Junior Participating Preferred Stock, without par value, issuable upon the occurrence of certain events as described below in the section entitled "Common Stock - Preferred Stock Purchase Rights."

Common Stock

     Dividend Rights and Restrictions on Payment of Dividends. Holders of Common Stock are entitled to receive dividends, when and as declared by the Board of Directors, subject to restrictions which may be imposed by (i) resolutions providing for the issuance of series of Preferred Stock or Second Preferred Stock; and (ii) certain credit agreements of the Company, as described below. Dividends on Preferred Stock and Second Preferred Stock may be cumulative, and no payments or distributions (except in Common Stock or other junior stock) may be made on Common Stock, nor may any Common Stock be acquired by the Company, unless all past and current dividends on Preferred Stock and Second Preferred Stock have been paid or provided for. Under certain of the Company's credit agreements, the Company may not declare or pay dividends on, make any payment on account of, or set apart assets for a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of, any shares of capital stock of the Company, nor may the Company make any other distribution in respect thereof, if specified events of default (including payment defaults and events relating to bankruptcy, insolvency or reorganization) have occurred and are continuing. No such events of default have occurred.

     Voting Rights. Holders of Common Stock are entitled to one vote for each share held of record and are not entitled to cumulate votes for the election of directors. As a consequence, holders of more than 50% of the shares of Common Stock voting for the election of directors can elect all of the directors if they so choose; in such event, the holders of the remaining shares of Common Stock would not be able to elect any directors. Holders of Common Stock have voting powers on all matters requiring approval of stockholders, other than certain matters subject to the voting rights of holders of the Company's Preferred Stock and Second Preferred Stock to the extent provided in the applicable resolutions authorizing their issuance or otherwise under Delaware law.

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     Liquidation Rights.  In the event of liquidation,
dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in the assets of the Company remaining after payment or provision for payment of all the Company's debts and other liabilities and after the holders of any outstanding series of Preferred Stock and Second Preferred Stock have been paid the full preferential amounts due them. Any preferential rights to be accorded holders of Preferred Stock and Second Preferred Stock will be set forth in resolutions of the Board of Directors authorizing issuance of any series.

     Preemptive Rights; Assessability. Holders of Common Stock have no preemptive or conversion rights and there are no redemption or sinking fund provisions applicable thereto. The outstanding shares of Common Stock are fully paid and non-assessable.

     Transfer Agent and Registrar. The transfer agent and registrar for the Common Stock is ChaseMellon Shareholder
Services LLC, 450 West 33rd Street, 15th Floor, New York, New
York  10001.

     Preferred Stock Purchase Rights. On November 21, 1997, the Board of Directors of the Company declared a dividend distribution of one Preferred Stock Purchase Right (individually a "Right", and collectively the "Rights") for each outstanding share of Common Stock to stockholders of record at the close of business on December 1, 1997 (the "Record Date"). Each Right entitles the record holder to purchase from the Company, from and after the Distribution Date (as defined below) one one-hundredth of a share of the Company's Series A Junior Participating Preferred Stock, without par value (the "Series A Preferred Stock") at a price of $300 (the "Purchase Price"), subject to adjustment in certain circumstances. The description and terms of the Rights are set forth in a Rights Agreement, dated as of December 1, 1997 (the "Rights Agreement"), between the Company and The Chase Manhattan Bank, N.A., as Rights Agent (the "Rights Agent").

     Initially, the Rights are attached to and represented by the certificates representing outstanding shares of Common Stock.
The Rights will separate from the Common Stock and a Distribution Date will occur upon the earlier of (i) ten days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the outstanding shares of Common Stock (the "Stock Acquisition Date"), or (ii) ten business days following the commencement of a tender offer or exchange offer if, upon consummation thereof, the person or group making such offer would be the beneficial owner of 20% or more of the outstanding shares of Common Stock. Until the Distribution Date, (i) the Rights will be evidenced by the Common Stock certificates and will be transferred with and only with such Common Stock certificates,
(ii) new Common Stock certificates issued after December 1, 1997 will contain a notation incorporating the Rights Agreement by reference and (iii) the surrender for transfer of any certificates for Common Stock outstanding will also constitute the transfer of the Rights associated with the Common Stock represented by such certificate. As soon as practicable following the Distribution Date, Rights Certificates will be mailed to holders of record of the Common Stock as of the close of business on the Distribution Date and, thereafter, such separate

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Rights Certificates alone will evidence the Rights.
Except in certain limited circumstances, only shares of Common
Stock issued prior to the Distribution Date will be issued with Rights.

     The Rights are not exercisable until the Distribution Date and will expire at the close of business on December 1, 2007, unless earlier exercised or redeemed by the Company as described below.

     At any time following the Distribution Date, if (i) the Company is the surviving corporation in a merger with an Acquiring Person and its Common Stock is not changed or exchanged, (ii) a Person becomes the beneficial owner of 25% or more of the then outstanding shares of Common Stock (other than pursuant to an offer for all outstanding shares of Common Stock at a price and on terms which the majority of the Continuing Directors (as hereinafter defined) determine to be fair to, and otherwise in the best interests of, stockholders), or (iii) an Acquiring Person receives equity securities (other than pursuant to a pro rata distribution) from the Company, acquires from or transfers to the Company assets with a fair market value exceeding $10,000,000 or engages in certain other "self-dealing" transactions specified in the Rights Agreement, the Rights Agreement requires that proper provision be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof, Common Stock (or, in certain circumstances, cash, property or other securities of the Company) having a value equal to two times the exercise price of the Right. However, Rights are not exercisable following the occurrence of the events set forth above until such time as the Rights are no longer redeemable by the Company as set forth below. Notwithstanding any of the foregoing, following the occurrence of any of the events set forth in this paragraph, any Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by an Acquiring Person shall immediately become null and void.

     At any time following the Stock Acquisition Date, if (i) the Company engages in a merger or consolidation in which the Company is not the surviving corporation, (ii) the Company engages in a merger or consolidation with another person in which the Company is the surviving corporation, but in which all or part of the Common Stock is changed or exchanged, or (iii) 50% or more of the Company's assets or earning power is sold or transferred, the Rights Agreement requires that proper provision be made so that each holder of a Right (except Rights which previously have been voided as set forth above) shall thereafter have the right to receive, upon the exercise thereof, common stock of the acquiring company having a value equal to two times the exercise price of the Right. The Rights may not be so exercised in the case of a merger or consolidation (a) which follows an offer described in clause (ii) of the preceding paragraph and (b) in which the form and amount of consideration is the same as was paid in such offer. The events set forth in this paragraph and in the preceding paragraph are referred to as the "Triggering Events."

     The Rights Agreement provides that the Company may not consolidate or merge with, or sell 50% of the Company's assets or earning power to, any person which has securities or is bound by agreements which would substantially diminish the benefits of the Rights.

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     The Purchase Price payable, and the number of one one-
hundredths of a share of Series A Preferred Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on the Series A Preferred Stock or other capital stock, or a subdivision, combination or reclassification of the Series A Preferred Stock, (ii) upon the grant to holders of the Series A Preferred Stock of certain rights or warrants to subscribe for Series A Preferred Stock or securities convertible into Series A Preferred Stock at less than the current market price of the Series A Preferred Stock, or
(iii) upon the distribution to holders of the Series A Preferred Stock of evidences of indebtedness or assets (excluding regular quarterly cash dividends or dividends payable in Series A Preferred Stock) or of subscription rights or warrants (other than those referred to above).

     With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. The Company may, in lieu of issuing fractional shares of Series A Preferred Stock (other than fractions which are integral multiples of one one-hundredth of a share) upon exercise of the Rights, make a cash payment based on the market price of the Series A Preferred Stock on the last trading date prior to the date of exercise.

     If the Company is not able to issue shares of Series A Preferred Stock or Common Stock because of the absence of necessary regulatory approval, restrictions contained in the Company's Certificate of Incorporation or for any other reason, a person exercising Rights will be entitled to receive a combination of cash or property or other securities having a value equal to the value of the shares of Preferred or Common Stock which would otherwise have been issued upon exercise of the Rights.

     At any time until ten days following the Stock Acquisition Date, the Board of Directors of the Company may redeem the Rights in whole, but not in part, at a price of $.01 per Right, payable in cash or securities or both (the "Redemption Price"). Upon certain circumstances set forth in the Rights Agreement, the decision to redeem shall require the concurrence of a majority of the Continuing Directors. Thereafter, this right of redemption may be reinstated if an Acquiring Person reduces his beneficial ownership to 10% or less of the outstanding shares of Common Stock in a transaction or series of transactions not involving the Company and there are no other Acquiring Persons.
Immediately upon the action of the Board of Directors of the Company ordering redemption of the Rights, with, where required, the concurrence of a majority of the Continuing Directors, the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

     After a Person becomes an Acquiring Person and before any Acquiring Person acquires 50% or more of the outstanding shares of Common Stock, the Company, with the approval of a majority of Continuing Directors, may require a holder to exchange all or any portion of the holder's Rights for one share of Common Stock or one one-hundredth of a share of the Series A Preferred Stock (or in certain circumstances, other securities of the Company) per Right.

     Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.
While

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the distribution of the Rights will not be taxable to
stockholders or to the Company, stockholders may, depending upon the circumstances, recognize taxable income at such time as the Rights become exercisable or are exercised for Common Stock (or other consideration) of the Company or for common stock of the acquiring company as set forth above.

     Certain provisions of the Rights Agreement relating to the principal economic terms of the Rights may not be amended at any time. Other provisions may be amended by the Board of Directors of the Company prior to the Distribution Date. Thereafter, these provisions of the Rights Agreement may be amended by the Board (in certain circumstances only with the concurrence of the Continuing Directors) in order: to cure any ambiguity, defect or inconsistency; to shorten or lengthen any time period under the Rights Agreement; or in any other respect that will not adversely affect the interest of holders of Rights (excluding the interest of any Acquiring Person); provided, that no amendment to adjust the time period governing redemption may be made if the Rights are not redeemable at the time of such amendment.

     Shares of Series A Preferred Stock purchasable upon exercise of the Rights will not be redeemable. Each one one-hundredth of a share of Series A Preferred Stock will be entitled to (i) an aggregate quarterly dividend equal to the greater of (a) the quarterly dividend declared per share of Common Stock or (b) $.10, (ii) upon liquidation, a minimum preferential liquidation payment of $1.00 and an aggregate liquidation payment equal to the liquidation payment made per share of Common Stock, (iii) one vote, voting together with the shares of Common Stock and (iv) in the event of any merger, consolidation or other transaction in which shares of Common Stock are exchanged, the same amount received per share of Common Stock. These rights are protected by customary anti-dilution provisions. Because of the nature of the Series A Preferred Stock's dividend, liquidation and voting rights, the value of each one one-hundredth of a share of Series A Preferred Stock purchasable upon exercise of each Right should approximate the value of one share of Common Stock.

     The term "Continuing Director" means any member of the Company's Board of Directors who was a member of the Board prior to the date of the Rights Agreement, and any person who is subsequently elected to the Board if such person is recommended or approved by a majority of the Continuing Directors. Continuing Directors do not include an Acquiring Person, or any representative thereof.

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Delaware General Corporation Law Section 203

     The Company is subject to the provisions of Section 203 of the General Corporation Law of the State of Delaware ("DGCL
Section 203"), the "business combination" statute. In general, the statute prohibits a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless (i) prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder,
(ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding certain shares described in DGCL Section 203), or
(iii) on or after such date, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders and by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the "interested stockholder". "Business combination" is defined to include mergers, asset sales and certain other transactions resulting in a financial benefit to a stockholder. An "interested stockholder" is defined generally as a person who, together with affiliates and associates, owns (or, within the prior three years, did own) 15% or more of a corporation's voting stock. The Company's Restated Certificate of Incorporation does not exclude the Company from the restrictions imposed under DGCL Section 203. Thus, such statute could prohibit or delay the accomplishment of mergers or other takeover or change in control attempts with respect to the Company and, accordingly, may discourage attempts to acquire the Company.